                           FIRST BUSEY CORPORATION(R)
               EARNINGS RELEASE FOR QUARTER ENDING JUNE 30, 2003

                           SECOND QUARTER HIGHLIGHTS

- NET INCOME for the second quarter is $5,356,000 or $.40 per share as compared to $4,287,000 or $.32 per share for the same period in 2002. On a year-to-date basis, net income was $10,198,000 or $.75 per share through the first six months of 2003 compared to $8,977,000 or $.66 per share for the same period in 2002. For the second quarter, net income increased 24.9% and earnings per share increased 25.0%.

- NET INTEREST INCOME increased $736,000 or 6.6% to $11,854,000 in the second quarter of 2003 compared to $11,118,000 in the second quarter of 2002. Interest income fell $153,000 during the second quarter of 2003 as compared to the same period last year due to the decline in interest rates which was offset by growth in the average volume of interest-earning assets. Interest expense fell $889,000 during the second quarter of 2003 compared to the same period last year, again due to the decline in interest rates.

- PROVISION FOR LOAN LOSSES as of June 30, 2003 was $330,000 as compared to $915,000 for the same quarter of 2002. The decrease in the provision is due to a decrease in the net charged off loans from $986,000 for the second quarter of 2002 to $51,000 for the second quarter of 2003.

- NON-INTEREST INCOME increased $1,285,000 or 23.0% to $6,871,000 during the second quarter of 2003 as compared to the $5,586,000 earned during 2002. This increase is due to growth in gains on the sale of mortgage loans. Gains have grown from $559,000 during the second quarter of 2002 to $2,239,000 during the second quarter of this year due to the low interest-rate environment. However, trust fees and brokerage fees and commissions are lower during the second quarter of this year as compared to last year due to market factors.

- NON-INTEREST EXPENSE increased $584,000 or 6.2% to $9,984,000 during the second quarter of 2003 as compared to the $9,400,000 during the same period in 2002. Salaries and wage expenses have increased dramatically due primarily to commissions associated with the increase in mortgage production.


                                FINANCIAL SUMMARY




                                  Three Months Ended              Six Months Ended
                                       June 30,                       June 30,
                                2003            2002            2003            2002
                            -----------------------------------------------------------
                                         (in thousands except per share data)
EARNINGS & PER SHARE DATA
Net Income                  $     5,356     $     4,287     $    10,198     $     8,977
Basic earnings per share           0.40            0.32            0.75            0.66
Diluted earnings per share         0.40            0.32            0.75            0.66
Dividends per share                0.17            0.15            0.34            0.30
---------------------------------------------------------------------------------------


AVERAGE BALANCES
Assets                      $ 1,450,356     $ 1,304,083     $ 1,436,786     $ 1,295,457
Investment securities           245,152         219,582         241,122         210,726
Loans                         1,099,101         989,895       1,091,288         987,258
Earning assets                1,359,539       1,216,179       1,345,941       1,208,862
Deposits                      1,202,463       1,085,714       1,196,566       1,085,847
Stockholders' equity            121,288         108,707         119,347         107,615
---------------------------------------------------------------------------------------

PERFORMANCE RATIOS
Return on average assets          1.48%           1.32%           1.43%           1.40%
Return on average equity         17.71%          15.82%          17.23%          16.82%
Net interest margin               3.59%           3.77%           3.64%           3.82%
Efficiency ratio                 52.20%          55.22%          53.95%          54.29%
---------------------------------------------------------------------------------------

LOAN PERFORMANCE
Net credit losses           $        51     $       986     $        63     $     1,358
Accruing loans 90+ days
  past due                        1,180             484           1,180             484
Non-accrual loans                 1,145           1,169           1,145           1,169
Foreclosed assets                 5,293           5,282           5,293           5,282


                               CORPORATE PROFILE

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of June 30, 2003. Busey Bank Florida is a federal thrift charter headquartered in Ft. Myers, Florida with a second banking center located in Cape Coral, Florida. Total assets of Busey Bank Florida were $88 million as of June 30, 2003. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.

Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately $1 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $500 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 500,000 shares of stock, of which 281,212 shares have already been purchased. BUSE closed on June 30, 2003 at $24.15, an increase of 4.7% from the closing price of $23.06 on December 31, 2002.

                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                                             June 30,
                                                    2003                 2002
                                                --------------------------------
                                                         (in thousands)
ASSETS
Cash and due from banks                         $    45,871          $    43,893
Federal funds sold                                   33,300               27,700
Investment securities                               248,829              218,482
Loans                                             1,114,804            1,009,151
     Less allowance for loan losses                (16,327)             (13,810)
Net loans                                         1,098,477              995,341
Premises and equipment, net                          25,389               28,258
Goodwill and other intangibles                        9,638               10,280
Other assets                                         38,708               32,611
--------------------------------------------------------------------------------
TOTAL ASSETS                                    $ 1,500,212          $ 1,356,565
--------------------------------------------------------------------------------

LIABILITIES & STOCKHOLDERS' EQUITY
Non-interest bearing deposits                   $   161,122          $   134,671
Interest bearing deposits                         1,096,160            1,001,141
Total deposits                                  $ 1,257,282          $ 1,135,812
Federal funds purchased & securities sold
  under agreements to repurchase                      8,162                5,021
Long-term debt                                       77,759               70,021
Company obligated mandatorily
     redeemable preferred securities                 25,000               25,000
Other liabilities                                     8,486                9,940
--------------------------------------------------------------------------------
TOTAL LIABILITIES                               $ 1,376,689          $ 1,245,794
--------------------------------------------------------------------------------

Common stock                                    $     6,291          $     6,291
Surplus                                              21,004               20,906
Retained earnings                                    97,225               86,764
Other comprehensive income                           11,142                9,182
Treasury stock                                     (10,312)             (10,205)
Unearned ESOP shares                                (1,759)              (2,021)
Deferred compensation for stock grants                 (68)                (146)
--------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                      $   123,523          $   110,771
--------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $ 1,500,212          $ 1,356,565



                       CONDENSED CONSOLIDATED STATEMENTS
                             OF INCOME (unaudited)


                                                Three Months Ended             Six Months Ended
                                                     June 30,                     June 30,
                                             2003             2002           2003            2002
                                          -----------------------------------------------------------
                                                     (in thousands, except per share data)
Interest and fees on loans                $    16,354     $    16,233     $    32,839     $    32,637
Interest on investment securities               2,106           2,396           4,256           4,697
Other interest  income                             44              28              77              86
-----------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                     $    18,504     $    18,657     $    37,172     $    37,420

Interest on deposits                      $     5,176     $     6,101     $    10,600     $    12,366
Interest on short-term borrowings                  52             126              97             265
Interest on long-term debt                      1,422           1,312           2,796           2,530
-----------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                    $     6,650     $     7,539     $    13,493     $    15,161

Net interest income                       $    11,854     $    11,118     $    23,679     $    22,259
Provision for loans losses                        330             915             930           1,480
-----------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION       $    11,524     $    10,203     $    22,749     $    20,779

Trust fees                                $     1,184     $     1,361     $     2,291     $     2,611
Commissions and brokers' fees                     511             554             976           1,095
Fees for customer services                      2,341           2,295           4,484           4,273
Gain on sale of loans                           2,239             559           4,474           1,356
Security gains, net                               116             199             299             473
Other                                             480             618             822           1,242
-----------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST INCOME                 $     6,871     $     5,586     $    13,346     $    11,050

Salaries and employee benefits            $     5,869     $     5,234     $    11,520     $    10,463
Net occupancy expense                             714             782           1,529           1,557
Furniture and equipment expenses                  628             752           1,310           1,481
Other operating expenses                        2,773           2,632           6,007           4,894
-----------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                $     9,984     $     9,400     $    20,366     $    18,395
-----------------------------------------------------------------------------------------------------

Income before income taxes                $     8,411     $     6,389     $    15,729     $    13,434
Income taxes                                    3,055           2,102           5,531           4,457
-----------------------------------------------------------------------------------------------------
NET INCOME                                $     5,356     $     4,287     $    10,198     $     8,977
-----------------------------------------------------------------------------------------------------

COMMON SHARE DATA
Book value                                                                $      9.05     $      8.11
Tangible book value                                                       $      8.34            7.36
Average number of shares                   13,692,957      13,642,718      13,678,784      13,649,604
  outstanding
Ending number of shares                                                    13,652,220      13,650,920
  outstanding



WHY BUSEY? HERE'S WHY...

Celebrating 15 years of
First Busey Corporation
  Stock Performance
    June 30, 2003


1988            1993           1998            2003
$3.67          $6.67          $16.75          $24.15



[BUSEY LOGO]

Fifteen year Annualized Total Rate of Return 16.96%